Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Celularity, Inc. on Form S-1 (Nos 333-258600 and 333-265191), Form S-3 (Nos. 333-266786, and 333-272198) and Form S-8 (Nos. 333-260025 and 333-266783) of our report dated April 30, 2026, on our audits of the financial statements as of December 31, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 30, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 30, 2026